Business Acquisition Agreement

Hudson Trade and Industrial Services Pty Limited

Hudson Trade and Industrial Solutions Pty Limited

Skilled Group Limited

Hudson Global Resources (Aust) Pty Limited

Allens Arthur Robinson
Deutsche Bank Place
Corner Hunter and Phillip Streets
Sydney NSW 2000
Australia
Tel 61 2 9230 4000
Fax 61 2 9230 5333
www.aar.com.au

© Copyright Allens Arthur Robinson 2007

Business Acquisition Agreement

Table of Contents

1.	Definitions and Interpretation	1
2.	Sale of Business	8
3.	Price and Payment	8
4.	Warranties	8
5.	Conduct of Business before Completion	12
6.	Completion	14
7.	Adjustments to Estimated Purchase Price	17
8.	Receivables	19
9.	Liabilities of the Business	19
10.	Adjustment of Outgoings	20
11.	Employees	20
12.	Contracts	24
13.	Non-competition	25
14.	Purchaser Warranties and Guarantor Warranties	26
15.	Books and Records	27
16.	Confidentiality	27
17.	Remedies	28
18.	Costs and Stamp Duty	29
19.	GST	29
20.	No Merger	30
21.	Assignment	30
22.	Further Assurances	30
23.	Entire Agreement	30
24.	No Waiver	31
25.	Notices	31
26.	Governing Law and Jurisdiction	32
27.	Guarantee	32
28.	Counterparts	33
29.	Personal Liability	33
Schedule 5		42
	Warranties	42

Page (i)

Business Acquisition Agreement

Date	2 October 2007

Parties

1.	Hudson Trade and Industrial Services Pty Limited (ABN 85 059 630 349) of Level 19, 45 Clarence Street, Sydney, New South Wales 2000

2.	Hudson Trade and Industrial Solutions Pty Limited (ABN 76 069 390 825)of Level 19, 45 Clarence Street, Sydney, New South Wales 2000

(each, a Vendor, and together, the Vendors)

3.	Skilled Group Limited (ABN 66 005 585 811) of 850 Whitehorse Road, Box Hill, Victoria, 3128 (the Purchaser)

4.	Hudson Global Resources (Aust) Pty Limited (ABN 21 002 888 762) of Level 19, 45 Clarence Street, Sydney, New South Wales 2000 (the Guarantor)

Recitals

A	The Vendors carry on the Business and own the Assets.

B	The Vendors have, at the request of the Guarantor, agreed to sell the Business and the Assets to the Purchaser, and the Purchaser has agreed to buy the Business and the Assets from the Vendors, on the terms of this Agreement.

C	The Guarantor has agreed to enter into certain covenants and guarantee the obligations of the Vendors under this Agreement.

It is agreed
as follows.

1.	Definitions and Interpretation

1.1	Definitions

The following definitions apply unless the context requires otherwise.

ACCC means the Australian Competition and Consumer Commission.

Accounting Standards means the requirements of the Australian Accounting Standards, other authoritative pronouncements of the Australian Accounting Standards Board and Urgent Issues Group Consensus Views, the requirements of the Corporations Act in relation to the preparation and content of accounts and, to the extent that any matter is not covered by them, means generally accepted accounting principles applied from time to time in Australia for companies similar to the Vendors.

Business Acquisition Agreement

Accounts means all of the accounts and accounting information (including management accounts) relating to the Vendors, the Business and the Assets included in the Data Room Documentation.

Acquired Employee has the meaning given in clause 11.3.

Adjustments has the meaning given in clause 7.1(a)

Assets means:

(a)	the goodwill of the Business including the benefit of the Contracts;

(b)	Business Records;

(c)	Contracts;

(d)	Intellectual Property; and

(e)	the Fixtures and Fittings listed in Schedule 8,

but excluding the Excluded Assets.

Assumed Liabilities means the Liabilities of that description in the Estimated Completion Statement.

Business means the business carried on by the Vendors of blue collar labour hire service providers and blue collar recruitment in Australia and any other hire service or recruitment services conducted by the Vendors in the temporary and permanent recruitment business during the three year period ending on the Completion Date.

Business Day means a day on which banks are open for business in Sydney.

Business Names means the business, trade and brand names listed in Schedule 9.

Business Records means all original and copy records, documents, books, files, reports, accounts, data, plans, correspondence, letters and papers of every description and other material regardless of the form or medium (and whether coming into existence before, on or after the date of this Agreement) belonging to or used by the Vendors in connection with the Business or the Assets including:

(a)	books of account;

(b)	documents of title relating to the Assets;

(c)	employment records (including reference material and appraisals);

(d)	customer and Client lists and correspondence;

(e)	supplier lists and correspondence;

(f)	price lists;

(g)	trading and financial records (including originals and copies of all Contracts); and

(h)	all other documents owned or used by the Vendors and which relate to the conduct of the Business excluding the Candidate Database (but for clarification, the Purchaser is entitled to receive and keep a copy of the data and information on the Candidate Database as provided in clause 6.3).

Candidate Database means the in house browser based candidate management system called ePro owned by the Vendors and used in the Business.

Business Acquisition Agreement

Claim means, in relation to a party, a demand, claim, action or proceeding made or brought by or against the party, however arising and whether present, unascertained, immediate, future or contingent.

Clients means the clients of the Vendors pertaining to the Business.

Completion means the completion by the parties of the sale and purchase of the Assets under this Agreement as provided in clause 6.

Completion Date means 29 October 2007 or such other date as the Vendors and the Purchaser may agree.

Confidential Information means all information and data (and all copies and extracts made of or from such information and data) concerning the operations, dealings, business, finance, transactions, Clients, suppliers, trade secrets, prospects, markets, know-how and affairs of the Business which is of a genuinely confidential nature however recorded or stored (including by means of a mechanical, electronic or other device).

Confidentiality Agreement means the confidentiality agreement entered into between the Purchaser and the Guarantor dated 12 July 2007.

Consideration has the meaning given by the GST Law.

Contract Employees means the casual employees of the Vendors referred to in Part B of Schedule 2 who are working for Clients as at the date of this Agreement and any further casual employees of the Vendors placed with Clients after the date of this Agreement and before Completion.

Contracts means all oral or written contracts, agreements and arrangements to which a Vendor or the Guarantor is a party and which relate solely to the Business, a number of the counterparties to which are identified in Schedule 3, but excluding. for clarification, the leases relating to the Leasehold Property.

Corporations Act means the Corporations Act 2001(Cth).

Data Room means the electronic data room maintained by or on behalf of the Vendors and accessible at www.projectdeuce.dataroom.com.au through which the Purchaser and its Representatives have had access to information and materials relating to the Assets and the Business.

Data Room Documentation means all documentation contained in the Data Room or referred to in this Agreement or listed in the data room index provided to the Purchaser or its representatives and any supplementary data room indexes provided to the Purchaser or its representatives up to and including the date of this Agreement a complete list of which documentation and indexes is attached to this Agreement as Exhibit A.

Employee means an employee listed in Schedule 2 (or, in the case of a Contract Employee, employed after the date of this Agreement and before Completion) which sets out:

(a)	in Part A – Internal Staff, details of which are attached to Schedule 2 and which lists the name of each permanent employee of the Vendors as at the date of this Agreement; and

(b)	in Part B – External Staff, details of which are attached to Schedule 2 and which lists the name of each Contract Employee as at the date of this Agreement.

Business Acquisition Agreement

Employee Entitlements means all entitlements of any employee, contractor or other person (including the Employees) who is as at Completion (or has been at any time before Completion) engaged by a Vendor in connection with the Business including for remuneration, annual leave, rostered days off, days off in lieu, long service leave, any other leave entitlements, redundancy, sick leave, personal leave, superannuation (including any liability to the Australian Taxation Office for a superannuation guarantee charge) and all other entitlements whatsoever.

Estimated Completion Statement means the statement bearing that name set out in Schedule 7.

Estimated Purchase Price means the line item total allocated value assets sold of $3,600,000 as set out in the Estimated Completion Statement and as adjusted in accordance with clauses 4.8, 10, 11.5 and 11.8 .

Excluded Assets means:

(a)	the Receivables;

(b)	cash deposits with banks and other financial institutions or on hand;

(c)	the benefit of the Leasehold Property;

(d)	insurance policies;

(e)	any future income tax benefits to which the Vendors are entitled;

(f)	the Candidate Database (but not the information and data stored on the Candidate Database); and

(g)	the Business Names.

Excluded Intellectual Property means the Intellectual Property listed in Schedule 1 (but not any information or data stored on that Intellectual Property if part of the Business Records).

Exit Fee has the meaning given to that term in clause 11.10(a).

Fixtures and Fittings means the items listed in Schedule 8.

Governmental Agency means a government or a governmental, semi-governmental or judicial entity or authority. It also includes a self-regulatory organisation established under statute or a stock exchange.

GST has the meaning given by the GST Law.

GST Act means the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

GST Amount means in relation to a Taxable Supply the amount of GST payable in respect of that Taxable Supply.

GST Group has the meaning given by the GST Law.

GST Law has the meaning given by the GST Act, or if that Act does not exist means any Act imposing or relating to the imposition or administration of a goods and services tax in Australia and any regulation made under that Act.

Guarantor Warranties means the representations and warranties in respect of the Guarantor set out in Schedule 5.

Information Memorandum means the Hudson Trade and Industrial Information Memorandum dated 30 June 2007.

Business Acquisition Agreement

Input Tax Credit has the meaning given by the GST Law and a reference to an Input Tax Credit entitlement of a party includes an Input Tax Credit for an acquisition made by that party but to which another member of that same GST Group is entitled under the GST Law.

Intellectual Property means all Intellectual Property Rights other than those pertaining to the Excluded Intellectual Property owned by a Vendor and either used or exercised in connection with the Business as at the date of this Agreement or as at the Completion Date.

Intellectual Property Rights means all intellectual property rights conferred by statute, common law or in equity and subsisting anywhere in the world, including rights in relation to:

(a)	all mailing lists, customer or Client information, and candidate information;

(b)	copyrights, trade marks, service marks, trade names;

(c)	trade secrets, Know-how, computer software, source codes and confidential information;

(d)	all other rights resulting from intellectual activity in respect of the Vendors or the Business excluding for the avoidance of doubt, the Excluded Intellectual Property.

Interest Rate means the daily buying rate displayed at or about 10.30am (Sydney time) on the Reuters screen BBSW page for Australian bank bills of a three month duration.

Know-how means information, know-how and techniques (whether or not confidential and in whatever form held) including:

(a)	formulae, discoveries, design specifications, drawings, data, manuals and instructions;

(b)	customer lists, sales marketing and promotional information;

(c)	business plans and forecasts; and

(d)	technical or other expertise.

Law means the common law and any law, statute, regulation, ordinance, authorisation, ruling, judgement and any order or decree of any Government Agency in any jurisdiction.

Leasehold Property means the leasehold property used or occupied in relation to the Business specified in Schedule 4.

Liabilities means Claims, losses, liabilities, costs or expenses of any kind and however arising, including penalties, fines and interest and including those which are prospective or contingent and those the amount of which for the time being is not ascertained or ascertainable.

Non-Acquired Employee means an Employee who does not accept an offer of employment from the Purchaser.

Notified Party has the meaning given to that term in clause 7.1(b).

Notifying Party has the meaning given to that term in clause 7.1(b).

Purchase Price means the Estimated Purchase Price as adjusted, if required, under clause 7.

Purchaser Warranties means the representations and warranties in respect of the Purchaser set out in Schedule 5

Receivables means all the trade debts and other sums due to the Vendors on or after the Completion Date in connection with the Business . For the avoidance of doubt, unbilled revenue of the Business as at the Completion Date in respect of services provided by the Vendors prior to the Completion Date which is invoiced by the Vendors after the Completion Date is included within the definition of Receivables.

Business Acquisition Agreement

Registered has the meaning given by the GST Law.

Related Body Corporate has the meaning given to the terms related body corporate in the Corporations Act.

Representative means in relation to a person or entity, its officers, employees, agents, advisers or financiers.

Restricted Business means the business of blue collar labour hire service providers and blue collar recruitment.

Security Interest includes any mortgage, pledge, lien, charge or other encumbrance of any kind, any security or preferential interest or arrangement of any kind or any other right of, or arrangement with, any creditor to have its claim satisfied in priority to other creditors with, or from the proceeds of, any asset and any legal or equitable interest in favour of a third party. It includes retention of title other than in the ordinary course of day-to-day trading and a deposit of money by way of security but it excludes a charge or lien arising in favour of a Governmental Agency by operation of statute unless there is default in payment of money secured by that charge or lien.

Taxable Supply has the meaning given by the GST Law excluding the reference to section 84-5 of the GST Act.

Transition Plan means the transition plan for certain services used in the Business, including the transfer of data contained in the Candidate Database, described in Schedule 6.

Vendors’ Superannuation Fund means Hudson Highland Group Superannuation Plan —AMP Custom Super.

Warranties means the representations, warranties, undertakings and other obligations of the Vendors of whatever kind contained in this Agreement (including those set out in Schedule 5).

1.2	Interpretation

Headings are for convenience only and do not affect interpretation. The following rules apply unless the context requires otherwise.

(a)	The singular includes the plural, and the converse also applies.

(b)	A gender includes all genders.

(c)	If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(d)	A reference to a person includes a corporation, trust, partnership, unincorporated body or other entity, whether or not it comprises a separate legal entity.

(e)	A reference to a clause or Schedule is a reference to a clause of or a Schedule of this Agreement.

(f)	A reference to an agreement or document (including a reference to this Agreement) is to the agreement or document as amended, supplemented, novated or replaced, except to the extent prohibited by this Agreement or that other agreement or document.

(g)	A reference to writing includes any method of representing or reproducing words, figures, drawings, or symbols in a visible or tangible form.

Business Acquisition Agreement

(h)	A reference to a party to this Agreement or another agreement or document includes the party’s successors, permitted substitutes and permitted assigns (and, where applicable, the party’s legal personal representatives).

(i)	A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.

(j)	A reference to dollars and $ is to Australian currency.

(k)	A reference to a trade mark has the same meaning as that term is defined by the Trade Marks Act 1995 (Cth).

(l)	A reference to a party using its best endeavours or reasonable endeavours does not include a reference to that party paying money in the form of an inducement or consideration to a third party to procure something (other than the payment of immaterial expenses or costs, including costs of advisers, to procure the relevant thing) or in circumstances that are commercially onerous or unreasonable in the context of this Agreement or providing other valuable consideration to or for the benefit of any person or agreeing to commercially onerous or unreasonable conditions.

(m)	A reference to a right or obligation of any two or more persons confers that right, or imposes that obligation, as the case may be, jointly and severally.

(n)	Mentioning anything after includes, including, for example, or similar expressions, does not limit what else might be included.

(o)	Nothing in this Agreement is to be interpreted against a party solely on the ground that the party put forward this Agreement or any part of it

(p)	A reference to the Vendors means either or both of the Vendors.

1.3	Consents or approvals

If the doing of any act, matter or thing under this Agreement is dependent on the consent or approval of a party or is within the discretion of a party, the consent or approval may be given or the discretion may be exercised conditionally or unconditionally or withheld by the party in its absolute discretion, unless expressly provided otherwise.

1.4	Method of payment

All payments required to be made under this Agreement must be tendered at the recipient’s option either by:

(a)	drafts or cheques drawn by a bank as defined in the Banking Act 1959 (Cth); or

(b)	by way of direct transfer of immediately available funds to the bank account nominated in writing by the party to whom the payment is due,

and by not later than 5pm Sydney time on the due date for payment. Any payment tendered under this Agreement after 5pm Sydney time on any date will be taken to have been made on the next succeeding Business Day (the deemed payment date) after the date on which payment was tendered, and if the deemed payment date is after the relevant due date for payment, interest will accrue under clause 1.5 accordingly.

Business Acquisition Agreement

1.5	Interest on amounts payable

If any party fails to pay any amount payable by it under or in accordance with this Agreement that party must, if demand is made, pay simple interest on that amount from the due date for payment until that amount is paid in full at the rate per annum which is the sum of the Interest Rate on the date on which the payment was due, plus a margin of 2%, calculated daily. The right to require payment of interest under this clause is without prejudice to any other rights the non-defaulting party may have against the defaulting party at law or in equity.

2.	Sale of Business

2.1	Sale and purchase

The Vendors as legal and beneficial owners sell the Business and the Assets free from all Security Interests and the Purchaser buys the Business and the Assets on the terms set out in this Agreement.

2.2	Title and property

Title to and property in the Business and the Assets:

(a)	until Completion, remains solely with the Vendors; and

(b)	passes to the Purchaser with effect from Completion.

3.	Price and Payment

3.1	Payment of Estimated Purchase Price

The Estimated Purchase Price must be paid by the Purchaser to the Vendors on the Completion Date.

3.2	Apportionment

The Purchase Price is apportioned as set out in Schedule 7.

4.	Warranties

4.1	Warranties

Each Vendor and the Guarantor:

(a)	represents and warrants to the Purchaser that except as expressly provided in this Agreement each of the statements in Schedule 5 is correct and not misleading in any way (including by omission); and

(b)	the Vendors and the Guarantor shall indemnify the Purchaser for any loss, cost, damage, expense or Liability the Purchaser may suffer or incur as a result of any breach of Warranty made by the Vendors and the Guarantor under this Agreement.

Business Acquisition Agreement

4.2	Other warranties and conditions excluded

Except as expressly set out in this Agreement, all terms, conditions, warranties and statements, (whether express, implied, written, oral, collateral, statutory or otherwise) are excluded to the maximum extent permitted by law and, to the extent they can not be excluded, the Vendors disclaim all Liability in relation to them to the maximum extent permitted by law.

4.3	When representations and warranties given

Each of the representations and warranties given under clause 4.1:

(a)	is given as at the date of this Agreement and as at Completion; and

(b)	will remain in full force and effect after the Completion Date despite Completion.

4.4	Conditions of payment and Claims

Despite any other provision of this Agreement, each of the following applies in respect of this Agreement.

(a)	(Notice of Claims) Each Vendor and the Guarantor is not liable to make any payment (whether by way of damages or otherwise) for any breach of any Warranty unless a claim is made in writing by the Purchaser against the Vendors (setting out reasonable details including details of the fact, circumstance or matter giving rise to the breach, the nature of the breach and the Purchaser’s estimate of the loss suffered based on the Purchaser’s knowledge as at the time of notification) as soon as reasonably practicable after the Purchaser becomes aware of the fact, circumstance or matter on which the Claim is based and, in any event, on or before the date two years after the Completion Date.

(b)	(Maximum liability) The maximum aggregate amount that the Purchaser may recover from both Vendors and the Guarantor collectively (whether by way of damages or otherwise) under the Warranties is the Purchase Price.

(c)	(Thresholds) Each Vendor and the Guarantor is not liable to make any payment (whether by way of damages or otherwise) for any breach of any Warranty:

(i)	if the amount finally adjudicated or agreed against any one or more of the Vendors and the Guarantor in respect of the breach, or a series of breaches relating to the same or substantially similar facts, matters or circumstances is less than $25,000; and

(ii)	until the total of all amounts finally adjudicated or agreed against the Vendors and the Guarantor collectively in respect of breaches of Warranty that would, but for this clause 4.4(c)(ii), be payable under clause 4.4(c)(i), exceeds $100,000 (after which all claims are recoverable without any threshold).

(d)	(Actions of the Purchaser) Each Vendor’s and the Guarantor’s Liability in respect of any breach of any Warranty will be reduced or extinguished (as the case may be) to the extent that the breach has arisen as a result of any wrongful act or omission after Completion by or on behalf of the Purchaser.

(e)	(Actions of the Vendor) Each Vendor’s and the Guarantor’s liability in respect of any breach of any Warranty will be reduced or extinguished (as the case may be) to the extent that the breach has arisen as a result of any act or omission by or on behalf of the Vendor or the Guarantor where the Purchaser has requested that act or omission and the Vendors or the Guarantor were not obliged to do or omit to do it.

Business Acquisition Agreement

(f)	(Credit) If after a Vendor or the Guarantor has made any payment to the Purchaser for any breach of any Warranty, the Purchaser receives any benefit or credit by reason of matters to which the breach relates (other than under an insurance policy or an indemnity from a third party) then the Purchaser must immediately repay to the Vendor or the Guarantor a sum corresponding to the amount of the payment or (if less) the amount of the benefit or credit less the amount of any tax payable by the Purchaser on or in respect of such payment, benefit or credit.

(g)	(Change in law or interpretation) The Vendors and the Gurantor will not be liable to make any payment (whether by way of damages or otherwise) to the Purchaser for any breach of any Warranty where the breach is as a result of any legislation not in force at the date of this Agreement including legislation which takes effect retrospectively (other than legislation which has already been foreshadowed).

(h)	(Recovery under any other right) The Vendors and the Guarantor will not be liable to make any payment (whether by way of damages or otherwise) to the Purchaser for any breach of any Warranty to the extent that the Purchaser recovers from a person other than a Vendor or the Guarantor or any subsidiary of the Purchaser in respect of any loss or damage suffered by the Purchaser arising out of the breach whether by way of contract, indemnity or otherwise other than under a policy of insurance arranged by the Purchaser.

(i)	(No consequential loss) The Vendors and the Guarantor will not be liable to make any payment (whether by way of damages or otherwise) to the Purchaser for any indirect, consequential or economic loss or loss of profits arising from third party claims against the Purchaser (unless such loss is suffered by the Purchaser as a direct result of third party claims arising from or caused by a breach of any Warranty by a Vendor or the Guarantor).

4.5	Purchaser’s acknowledgments

The Purchaser acknowledges and agrees that:

(a)	except as expressly set out in this Agreement, neither the Vendors, their respective Representatives nor any other person acting on behalf of or associated with the Vendors has made any representation, given any advice or given any warranty or undertaking, promise or forecast of any kind in relation to the Assets, the Business or this Agreement;

(b)	without limiting clause 4.5(a), no representation, no advice, no warranty, no undertaking, no promise and no forecast is given in relation to:

(i)	any economic, fiscal or other interpretations or evaluations by the Vendors or any person acting on behalf of or associated with the Vendors or any other person except for information contained in accounts (including management accounts) included in the Data Room Documentation;

(ii)	future matters, including future or forecast costs, prices, revenues or profits;

(iii)	the principles to be applied by the ACCC or its successor(s) or other Governmental Agencies with respect to the regulation of the recruitment industry or any part of it and, in particular, matters affecting revenue, prices and charges and service levels;

Business Acquisition Agreement

(iv)	the regulation of the recruitment industry (including any act or omission by any Governmental Agency) and other national industries (and the relationship of such other industry regulation to the regulation of the recruitment industry); or

(v)	the results of any reviews by Governmental Agencies or any policies or procedures which they adopt.

(c)	without limiting clause 4.5(a) or clause 4.5(b), and except for the statements made in Schedule 5, no statement or representation:

(i)	has induced or influenced the Purchaser to enter into this Agreement or agree to any or all of its terms;

(ii)	has been relied on in any way as being accurate by the Purchaser;

(iii)	has been warranted to the Purchaser as being true; or

(iv)	has been taken into account by the Purchaser as being important to the Purchaser’s decision to enter into this Agreement or agree to any or all of its terms.

4.6	Dealing with Warranty breach after Completion

If the Purchaser becomes aware after Completion of any fact, circumstance or matter which constitutes or could (whether alone or with any other possible fact, circumstance or matter) constitute a breach of any Warranty, including (without limitation) a Claim against the Purchaser which if satisfied would result in a breach of any Warranty, the Purchaser must do each of the following:

(a)	promptly give the Vendors reasonable details including details of the fact, circumstance or matter giving rise to the breach, the nature of the breach and the Purchaser’s estimate of the loss suffered based on the Purchaser’s knowledge at the time of notification and any further related material information of which the Purchaser becomes aware;

(b)	until it notifies the Vendors in accordance with clause 4.6(a), take reasonable steps to mitigate any loss which may give rise to a claim against a Vendor or the Guarantor for breach of any Warranty (at the cost of the Vendors and the Guarantor if the relevant loss is payable by them);

(c)	not make any admission of liability, agreement or compromise with any person in relation to the fact, circumstance or matter without first consulting with and obtaining the written approval of the Vendors ( such approval not to be unreasonably withheld or delayed);

(d)	give the Vendors and their respective professional advisers reasonable access to:

(i)	the personnel and premises of the Purchaser; and

(ii)	relevant chattels, accounts, documents and records within the possession, custody or power of the Purchaser,

to enable the Vendors and their professional advisers to examine the personnel, premises, chattels, accounts, documents and records and to take copies or photographs of them at the Vendors’ expense; and

(e)	at the Vendors’ and the Guarantors’ expense, take all action in good faith and with due diligence that the Vendors acting reasonably and in consultation with the Purchaser direct to avoid, remedy or mitigate the breach, including legal proceedings and disputing, defending, appealing or compromising the Claim and any adjudication of it.

Business Acquisition Agreement

The Vendors and the Guarantor will indemnify the Purchaser against any costs incurred by the Purchaser in respect of action taken by the Purchaser at its direction under clause 4.6(e) including all costs and expenses which the Purchaser is required or ordered to pay to any third party.

4.7	Proceedings in respect of a claim

Unless the Vendors otherwise agree, any Claim by the Purchaser against a Vendor or the Guarantor for any breach of any Warranty will be taken to be waived or withdrawn and will be barred and unenforceable (if such Claim has not been previously satisfied, settled or withdrawn) unless legal proceedings in respect of the Claim have been issued and served on the Vendor or the Guarantor within 6 months after the service of the notice of such Claim on the Vendor or the Guarantor.

4.8	Reduction of Purchase Price

Any monetary compensation received by the Purchaser as a result of any breach by a Vendor or the Guarantor of any Warranty will be in reduction and refund of the Purchase Price.

4.9	Notification of Warranty breach before Completion

If on or before Completion the Purchaser becomes aware of any breach or potential breach of any Warranty, the Purchaser must:

(a)	notify the Vendors of this; and

(b)	allow the Vendors a reasonable opportunity to remedy the breach or potential breach.

If the Vendors are unable to remedy the breach or potential breach or if the Purchaser does not, in its reasonable opinion, accept the result as a remedy and the breach would expose both Vendors and the Guarantor collectively to a liability exceeding $500,000, the Vendors or the Purchaser may terminate this Agreement by giving notice to the other parties.

4.10	Remedies for breach of Warranty

Subject to clause 4.9, the Purchaser acknowledges that its sole remedy for a breach of a Warranty is damages.

4.11	No Liability where breach

Without limiting the operation of any other provision of this Agreement, a Vendor’s or the Guarantor’s Liability in respect of any breach of any Warranty will be reduced or extinguished to the extent the Vendor’s or the Guarantor’s position is prejudiced by any breach by the Purchaser of any of the Purchaser’s obligations under this Agreement.

5.	Conduct of Business before Completion

5.1	Restrictions on the Vendor

Prior to the Completion Date, except as expressly permitted by this Agreement or consented to by the Purchaser:

(a)	the Vendors must not:

Business Acquisition Agreement

(i)	(conduct of Business) manage and conduct the Business other than in its ordinary and usual course;

(ii)	(no material commitments) enter into any commitment which will involve expenditure relating to the Business in excess of $100,000 or any series of commitments which would involve expenditure relating to the Business in excess of $250,000 in total;

(iii)	(no disposals) except for disposals in the ordinary and usual course of business, dispose of, agree to dispose of, encumber or grant an option over, or declare itself trustee of any of the Assets;

(iv)	(not engage or terminate management employees or change their terms) not engage any new management employee or terminate the employment of any management employee or materially alter the terms of employment of any management employee of a Vendor in connection with the Business; or

(v)	(amend any Contract) agree to any material amendment or variation of any of the terms of any Contract;

(b)	the Vendors must:

(i)	(conduct of the Business) continue to conduct the Business in accordance with normal and prudent practice as in the past;

(ii)	(comply with laws) comply with all Laws affecting the Business;

(iii)	(pay when due) pay when due (without any renegotiation or extension) all creditors of the Business (including amounts payable to Government Agencies) and all Employees and Contract Employees (and any new employees and contractors engaged in the course of conducting the Business after the date of this Agreement); and

(iv)	(retain Employees and Clients) use their respective best efforts to keep the services of all Employees and Contract Employees and the goodwill of Clients and suppliers,

The Purchaser must not unreasonably withhold or delay any consent required under this clause.

5.2	Access

Prior to Completion, the Vendors must permit the Purchaser and its officers, employees and agents during normal business hours to:

(a)	enter the Leasehold Property and any other premises from which the Business is conducted for the purpose of viewing the state or condition of the Leasehold Property, the Assets situated on the Leasehold Property and the manner in which the Business is conducted, accompanied by a representative of the Vendors; and

(b)	have reasonable access to all Business Records as the Purchaser may reasonably request.

5.3	Conditions of Access

The Purchaser may only exercise its right of access under clause 5.2 if:

Business Acquisition Agreement

(a)	the Purchaser has provided the Vendors with reasonable prior notice of the access that the Purchaser requires (including the identity of the persons who are to exercise that right of access on behalf of the Purchaser);

(b)	the access will not, in the reasonable opinion of the Vendors, interfere with the conduct of the Business;

(c)	the access will not, in the reasonable opinion of the Vendors, breach any obligations (including obligations of confidentiality) that the Vendor owes to any third party or under any law or regulations;

(d)	the access will not, in the reasonable opinion of the Vendors, damage or compromise the protection of legal professional privilege attaching to any of the Business Records; and

(e)	the Purchaser agrees to comply with the Vendor’s reasonable requirements and directions in relation to that access.

Any exercise of the right of access under clause 5.2 by the Purchaser or any of its officers, employees or agents is at the risk of the Purchaser.

6.	Completion

6.1	Completion place

Completion will take place on the Completion Date at the offices of the Vendors at Level 19, 45 Clarence Street, Sydney or such other place agreed by the parties.

6.2	Payment of Estimated Purchase Price

At Completion, the Purchaser must pay to the Vendors the Estimated Purchase Price.

6.3	Obligations of the Vendors on Completion

At Completion, the Vendors must place the Purchaser in possession and effective control of the Business and the Assets and (without limiting the generality of that):

(a)	deliver, or make available, to the Purchaser:

(i)	all of the Assets at the Leasehold Property or at such other location as the Vendors and the Purchaser may agree;

(ii)	releases of any Security Interests affecting the Assets from all persons holding them; and

(iii)	a complete copy of all of the data and information recorded in or on the Candidate Database as at Completion (which must include all data and information which was on the Candidate Database when reviewed by the Purchaser) and a complete copy of all of the data and information recorded in or on the Excluded Intellectual Property to the extent that it is part of the Business Records in each case in such form or medium as the Purchaser may reasonably request;

(b)	assist the Purchaser with the necessary forms and consents to enable the telecommunication services provided to the Business (including telephone, mobile, SMS and facsimile services) to be transferred to the Purchaser with effect from the Completion Date without interruption of those services (and for clarification the Vendors shall use all reasonable efforts to assist the Purchaser to obtain a transfer of the actual numbers used in the Business);

Business Acquisition Agreement

(c)	deliver to the Purchaser such executed instruments of transfer or assignment (prepared by the Purchaser) as the Purchaser may reasonably request to vest the Assets in the Purchaser; and

(d)	if requested by the Purchaser, on and from Completion provide the transition services in respect of the Business set out in the Transition Plan, in relation to which:

(i)	these transition services will include the Vendors dealing with payroll, invoicing and other support services, providing access to the Candidate Database and providing the use of the Leasehold Property and any associated utilities (including communication services to the extent not transferred to the Purchaser) in connection with the Business to such extent (not being different to the way in which these services were provided by the Vendors in connection with the Business before the date of this Agreement) as the Purchaser may request (and in the case of payroll and invoicing either by actually performing payroll and invoicing with funds and stationery provided by the Purchaser or providing the necessary data to the Purchaser so it can generate payroll and invoicing through its own systems);

(ii)	until 24 December 2007 each party is to pay its own costs in connection with the provision of these transition services (and for clarification the Purchaser is not obliged to pay anything for use of the Vendors’ or the Guarantor’s systems) but the Purchaser will pay monthly in advance the actual rent and outgoings payable by the Vendors to the landlords of the Leasehold Property as set out in Schedule 4; and

(iii)	the Vendors will at the Purchaser’s request continue to provide these transition services for a period of up to 3 months after 24 December 2007 but after 24 December 2007 the Purchaser must pay the fees specified in Schedule 10 to the Vendors in connection with the provision of these transition services.

6.4	Completion of sale and purchase

Completion of the sale and purchase of each Asset is dependent on the simultaneous completion of the sale and purchase of each other Asset.

6.5	Purchaser must co-operate

The Purchaser must co-operate fully with the Vendors in endeavouring to obtain all consents and other approvals which may be required or contemplated in connection with the transactions provided for in this Agreement.

6.6	Purchaser must change the name of the Business

(a)	As soon as practicable after Completion but subject to this clause 6.6, the Purchaser must change the name of the Business to a name that does not include the word “Hudson” or any similar word and give the Vendors written notice of the new name and logo for the Business.

Business Acquisition Agreement

(b)	As soon as practicable after Completion but by no later than 31 December 2007, the Purchaser and its subsidiaries must cease using the name Hudson (or any logo owned by the Vendors or the Guarantor in connection with the Business) as part of the trading or brand name of the Business or as a logo in connection with the Business in any:

(i)	letter, envelope, facsimile, email or other form of correspondence; or

(ii)	advertising, sales or marketing material.

(c)	As soon as practicable after Completion, the Purchaser must change the name and identification of the Business on any vehicles used by the Business and wherever the Business operates (other than the Leasehold Property) or is listed or named or identified so that the name and identification of the Business no longer includes the word “Hudson” or any similar word and does not resemble any business or trade name or logo used by the Business before Completion save that:

(i)	the Vendors are responsible for changing any name and identification (including signage) at the Leasehold Property after the Purchaser has vacated; and

(ii)	the Purchaser is not responsible for changing any listing, name or identification which was arranged by the Vendors and is either for a fixed period or otherwise cannot reasonably be changed by the Purchaser (such as telephone directories).

6.7	Access by Vendors post Completion

For a period from Completion to 31 December 2009, the Purchaser must permit any of the Guarantor and either or both of the Vendors and each of their respective officers, employees and agents during normal business hours to have reasonable access to all Business Records as the Guarantor may reasonably request for the purpose of the Vendors and the Guarantor preparing tax returns for the Vendors for the period ended 31 December 2007 and for the purposes of fulfilling any other requirement of any Law in respect of the period of the ownership of the Business by the Vendors.

6.8	Conditions of Access

Any of the Guarantor or the Vendors (the Access Seeker) may only exercise its right of access under clause 6.7 if:

(a)	the Access Seeker has provided the Purchaser with reasonable prior notice of the access that the Access Seeker requires (including the identity of the persons who are to exercise that right of access on behalf of the Access Seeker);

(b)	the access will not, in the reasonable opinion of the Purchaser, interfere with the conduct of the Business;

(c)	the access will not, in the reasonable opinion of the Purchaser, breach any obligations (including obligations of confidentiality) that the Purchaser owes to any third party or under any law or regulations;

(d)	the access will not, in the reasonable opinion of the Purchaser, damage or compromise the protection of legal professional privilege attaching to any of the Business Records; and

Business Acquisition Agreement

(e)	the Access Seeker agrees to comply with the Purchaser’s reasonable requirements and directions in relation to that access.

Any exercise of the right of access under clause 6.7 by the Access Seeker or any of its officers, employees or agents is at the risk of the Access Seeker.

7.	Adjustments to Estimated Purchase Price

7.1	Finalisation of Estimated Completion Statement

(a)	Within 30 Business Days following Completion, either the Vendors or the Purchaser may notify the other party of whether any adjustments (Adjustments) are required to the Estimated Completion Statement in accordance with the following principles:

(i)	Any Adjustments under this clause must be consistent with the generally accepted accounting principles and the Accounting Standards;

(ii)	the only Adjustments under this clause are to be based on the actual amount of the employee entitlements which the Purchaser is entitled to set off against the Estimated Purchase Price under clause 11.5 (to the extent that such amount is different to the amount set off on Completion) or in the amount of any adjustment of adjustable outgoings under clause 10 or under clause 4.8 or clause 11.8.

(b)	If Adjustments to the Estimated Completion Statement are requested under clause 7.1(a) above, the party making the request (the Notifying Party) must provide reasonable details of the requested Adjustments, including the amount and reasons for the Adjustments, to the other party (the Notified Party).

7.2	Parties to respond

(a)	If Adjustments are notified to a party under clause 7.1 and the Adjustments are not disputed by the Notified Party by notice to the Notifying Party under clause 7.3(a) the Adjustments will be deemed for all purposes to be agreed and the Estimated Completion Statement will be taken to be adjusted accordingly.

(b)	If the Adjustments are disputed by the Notified Party by notice under clause 7.3(a) the dispute and the Adjustments will be determined in accordance with clause 7.3.

7.3	Determination of Adjustments

(a)	If the Notified Party disputes any Adjustment it must give written notice of such dispute to the Notifying Party within 10 Business Days of the date that notice of the Adjustments is given to the Notified Party by the Notifying Party under clause 7.1(a) setting out:

(i)	details of each of the matters in dispute;

(ii)	a separate dollar value for each of those matters; and

(iii)	full details of the reasons why each of those matters is disputed.

(b)	Within 10 Business Days of the Notified Party delivering a notice of dispute to the Notifying Party, the Notifying Party may deliver to the Notified Party a response in writing on the disputed matters. If the Notifying Party does not deliver a response within that time, the Notifying Party will be taken to agree to the amendments to the Estimated Completion Statement required by the Notified Party as set out in the notice of dispute under clause 7.3(a) and the Estimated Completion Statement as amended in accordance with the notice of dispute will be deemed for all purposes to be agreed and will be taken to be adjusted accordingly.

Business Acquisition Agreement

(c)	If the Notifying Party provides a response under clause 7.3(b) above and the dispute is not resolved within 5 Business Days of the delivery of the Notifying Party’s response to the Notified Party under clause 7.3(b), each of the Purchaser and the Vendors must promptly refer the dispute to one of their respective senior executives who will attempt to resolve the dispute.

(d)	If the senior executives have not resolved the dispute within 5 Business Days of it being referred to them under clause 7.3(c), the dispute may be submitted by either the Purchaser or the Vendors to an independent expert (who will be a person nominated by the President of the Institute of Chartered Accountants Australia or his nominee) for determination who will determine the matter or matters in dispute and who must provide his or her calculations and workings to the Purchaser and the Vendors.

(e)	The independent expert will provide his or her determination within 10 Business Days of his or her appointment and will act as an expert and not arbitrator and the independent expert’s decision will be final and binding on the parties in the absence of manifest error and the Estimated Completion Statement will be deemed for all purposes to be amended accordingly.

(f)	If clause 7.3(d) is invoked, the cost of the independent expert will be shared equally by the Vendors and the Purchaser.

7.4	Dispute Limit

Despite any other provision of this Agreement, neither the Purchaser nor the Vendors is entitled to dispute the Estimated Completion Statement unless the aggregate amount disputed is greater than $5,000.

7.5	Payment

(a)	If the Estimated Completion Statement is subject to adjustment under this clause 7, the aggregate amount of the Adjustments (as determined in accordance with clause 7.3. where applicable) will be payable:

(i)	by the Purchaser to the Vendors if the aggregate amount requires an upward adjustment to the Estimated Purchase Price; and

(ii)	by the Vendors to the Purchaser if the aggregate amount requires a downward adjustment to the Estimated Purchase Price.

(b)	The payment required by this clause must be made within 5 Business Days of the Adjustments being agreed or determined in accordance with clause 7.3.

Business Acquisition Agreement

8.	Receivables

8.1	Purchaser must remit

The Purchaser must remit to the Vendors any amounts received by the Purchaser in payment of any Receivables within 10 Business Days of receiving such amounts.

8.2	Vendors must forward letters to debtors

The Vendors must forward to each customer of the Business who at Completion is indebted to the Vendors a letter in a form approved by the Purchaser advising those customers of the sale contemplated by this Agreement.

9.	Liabilities of the Business

9.1	Assumption of Liabilities

(a)	On and from the Completion Date the Purchaser accepts and assumes responsibility for the Assumed Liabilities to the extent that the amount of such Assumed Liabilities are allowed for in the Estimated Completion Statement (as adjusted under clause 7 if applicable) and deducted from the Estimated Purchase Price.

(b)	If a Claim is made by a third party against any Vendor in relation to an Assumed Liability assumed by the Purchaser under clause 9.1(a), the Vendor must do each of the following:

(i)	promptly give the Purchaser full details of the Claim including details of the fact, circumstance or matter giving rise to the Claim, the nature of the Claim, the Vendor’s calculation of the Assumed Liability arising from the Claim and any further related information of which the Vendor becomes aware;

(ii)	not make any admission of liability, agreement or compromise with any person in relation to the Claim without first consulting with and obtaining the approval of the Purchaser; and

(iii)	at the Purchaser’s expense, take all action in good faith and with due diligence that the Purchaser acting reasonably and in consultation with the Vendor directs to avoid, remedy or mitigate the loss, including legal proceedings and disputing, defending, appealing or compromising the Claim and any adjudication of it.

The Purchaser will indemnify the Vendors against any costs incurred by the Vendors in respect of action taken by the Vendors at its direction under clause 9.1(b)(iii).

9.2	Indemnity in respect of Liabilities

(a)	The Purchaser indemnifies the Vendors and agrees to hold the Vendors harmless from and against all Liabilities incurred directly or indirectly from or in connection with a breach by the Purchaser of clause 9.1.

(b)	Except as otherwise expressly provided in this Agreement:

(i)	the Vendors will remain responsible for all Liabilities of the Vendors in connection with the Business arising before Completion and the Vendors must indemnify the Purchaser against all such Liabilities; and

Business Acquisition Agreement

(ii)	the Purchaser will be responsible for all Liabilities incurred by it in connection with the Business arising after Completion and the Purchaser must indemnify the Vendors against all such Liabilities.

(iii)	For clarification the Purchaser is not assuming (and is not responsible for) any Liabilities of the Vendors (or the Guarantor) whatsoever except for the Assumed Liabilities as provided in clause 9.1.

10.	Adjustment of Outgoings

10.1	Adjustment as between Purchaser and Vendor

Except as otherwise expressly provided in this Agreement, all outgoings of a periodical or recurring nature in respect of the Business or any of the Assets must be borne by the Vendors for the period to (and including) the Completion Date and after that by the Purchaser. Outgoings of a periodical or recurring nature include:

(a)	periodical payments under the Contracts; and

(b)	gas, electricity, water and telephone charges relating to the Business.

10.2	Adjustments must be made as soon as practicable

Appropriate adjustments as at the Completion Date must be made on Completion or as soon as practicable after that date between the Vendors and the Purchaser to give effect to the provisions of clause 10.1 provided that no such adjustments are to be made unless the total net amount of the adjustments payable by the Vendors to the Purchaser or by the Purchaser to the Vendors is at least $5,000 (excluding GST).

10.3	Payments by parties on Completion

On the Completion Date the Vendors must allow to the Purchaser an amount equal to all prepayments received for goods or services not yet supplied under all Contracts.

11.	Employees

11.1	Purchaser must offer employment

At least 14 days before the Completion Date, the Purchaser must make or procure an offer of employment to each Employee of the Vendors as at the date of this Agreement on terms consistent with this clause 11 and in a form agreed with the Vendors, acting reasonably. The Vendors must promptly notify the Purchaser of any new Contract Employees engaged after the date of this Agreement and the Purchaser may also make an offer of employment to those new Contract Employees on the terms of this clause 11.

11.2	Terms and conditions of offer

The offers must be for employment conditional on Completion and with effect from the Completion Date on terms and conditions which overall are no less favourable to the Employee than those under which each is employed by the relevant Vendor on the Completion Date, including that unless the Employee is a Contract Employee, service with the Purchaser will be treated as continuous with any period of service (including any period of service deemed by law or contract) which the Employee has had with the Vendor immediately before the Completion Date.

Business Acquisition Agreement

11.3	Release of Employee

If an Employee accepts an offer of employment (an Acquired Employee) then the relevant Vendor must release that Employee from his or her employment effective from the date on which the Employee will commence work pursuant to that new offer of employment.

11.4	Parties must use best endeavours

Each party must use its best endeavours to ensure that all of the Employees accept the offers made.

11.5	Payment for employee entitlements

On Completion, the Purchaser is entitled to set off against the Purchase Price an allowance equal to 70% of the amount (determined in accordance with the Accounting Standards) which, on the Completion Date, will be applicable in respect of each Acquired Employee (other than an Acquired Employee who is a Contract Employee) for accrued annual leave (including applicable loadings), long service leave and sick and other personal leave entitlements plus all on-costs (namely payroll tax, workers compensation or WorkCover premiums and superannuation) to the extent applicable.

11.6	Schedule of entitlements

On Completion, the Vendors must deliver to the Purchaser a schedule setting out against each Acquired Employee the respective amounts for accrued annual leave, long service leave and sick and other personal leave pay plus on-costs, determined as provided in clause 11.5.

11.7	Continuity of service

The Purchaser agrees that, subject to any relevant statute, certified agreement or award, for the purposes of calculating:

(a)	long service leave;

(b)	sick leave;

(c)	parental leave; and

(d)	redundancy or other benefits arising as a result of termination of employment,

arising under any statute or award or contract of employment between the Purchaser and an Acquired Employee (other than an Acquired Employee who is a Contract Employee), the period of service (including any period of service deemed by law or contract) which that Acquired Employee has had with the relevant Vendor immediately before the commencement of employment with the Purchaser is to be deemed service with the Purchaser and the continuity of the period of service of the Acquired Employee will not be broken merely because that Acquired Employee ceases to be an employee of the Vendor and becomes an employee of the Purchaser. This clause will not apply to any entitlement of an Acquired Employee which has been discharged by a payment from the relevant Vendor or to any Contract Employee.

Business Acquisition Agreement

11.8	Vendors responsible for salary and taxes

The Vendors must be responsible (and must indemnify the Purchaser against all Claims) for:

(a)	the salary and wages (including any allowances or benefits and all bonuses) of all the Acquired Employees for the period up to and including the Completion Date, from which date the Purchaser will be responsible for them;

(b)	all taxes (including fringe benefits tax and payroll tax) payable on the salary and wages (including any allowances or benefits and bonuses) of all the Acquired Employees in respect of the period up to and including the Completion Date (whether such taxes become due before, on or after the Completion Date);

(c)	the salary and wages (including any allowances or benefits and all bonuses) and all other Employee Entitlements of all Non-Acquired Employees ;

(d)	the employer’s contribution to workers compensation or WorkCover payments and make up pay and medical expenses in respect of any Acquired Employee in connection with a workers compensation or WorkCover claim which arises from any act or omission occurring on or before Completion; and

(e)	(subject to clause 11.9(c)), all Claims for redundancy by any Acquired Employee as a result of the termination of the employment by a Vendor of the Acquired Employee in connection with the sale of the Business.

Any necessary apportionment must be made and adjusted at Completion or on such later date as the parties may agree.

11.9	Indemnity by Purchaser against claims

Subject to performance of the obligations of the Vendors under clause 11.8, the Purchaser must indemnify the Vendors against all Claims:

(a)	by any Acquired Employee, for salary and wages (including any allowances or benefits and bonuses) which accrue in respect of any period after the Completion Date;

(b)	by any Acquired Employee, for annual leave (including applicable loadings), long service leave and sick and personal leave entitlements which are or may become payable to any Acquired Employee under any contract of employment, award or statutory entitlement:

(i)	which accrue in respect of any period after the Completion Date; or

(ii)	(in the case of amounts accrued in respect of a period prior to the Completion Date) to the extent that the amount of such Claim has been adjusted and allowed as a deduction against the Purchase Price under clause 11.5; and

(c)	by any Non -Acquired Employee for redundancy as a result of the offer by the Purchaser not being on terms and conditions which overall are no less favourable to the Employee than those under which each is employed by the relevant Vendor on the Completion Date.

11.10	South Australian exit fee

(a)	Subject to this clause 11.10, the Purchaser must pay to the Vendors within 7 days of a notice under this clause from the Vendors any amount due and payable by the Vendors to the South Australian WorkCover Authority as a consequence of Completion and the Vendors ceasing to employ any Employees in South Australia (the Exit Fee) and the Vendors must then promptly pay that amount to South Australian WorkCover Authority.

Business Acquisition Agreement

(b)	The amount of any Exit Fee payable by the Vendors and funded by the Purchaser under this clause will be deemed to be an increase in the Purchase Price.

(c)	If the Purchaser fails to pay the Exit Fee as required by clause 11.10(a), the Vendors will immediately pay the Exit Fee to the South Australian WorkCover Authority and the Purchaser must indemnify the Vendors on demand for the full amount of that fee and any other Liability incurred by the Vendors as a consequence of the late payment.

(d)	The Purchaser will have the sole conduct of all dealings with South Australian WorkCover Authority in relation to the Exit Fee (including in relation to determining whether the Vendors are liable to pay any amount to South Australian WorkCover Authorities in consequence of Completion) and:

(i)	without limiting the generality of the foregoing the Vendors must take such action (including legal proceedings) as the Purchaser may reasonably require to avoid, dispute, defend, appeal or compromise any such Liability on the part of the Vendors and any adjudication of it;

(ii)	the Vendors must keep the Purchaser fully and promptly informed of all material developments and promptly provide the Purchaser with copies of all material correspondence and other documents arising in connection with that matter which become known to, or are received by, a Vendor;

(iii)	the Vendors must do all things and sign all documents as the Purchaser reasonably requires in order to enable the Purchaser to exercise its rights under this clause 11.10(d);

(iv)	the Purchaser must keep the Vendors fully and promptly informed of all material developments and promptly provide the Vendors with copies of all material correspondence and other relevant documents arising in relation to that matter;

(v)	the Purchaser is solely responsible for all costs incurred by it in connection with that matter; and

(vi)	the Purchaser must pay all of the legal costs and expenses of the Vendors (on a full indemnity basis) associated with any legal proceedings instituted in the name of the Vendors under paragraph (i) above and indemnify the Vendors against any Liability for the costs of the South Australian WorkCover Authority which are awarded against the Vendors in connection with that matter.

11.11	Superannuation

The Purchaser must offer each Acquired Employee membership, with effect from the Completion Date, of a superannuation fund which complies with the applicable Laws in relation to the superannuation entitlements of employees.

11.12	Vendors to enforce employee obligations regarding confidentiality and restraint

(a)	Each of the Vendors must at the reasonable expense of the Purchaser take such action (including legal proceedings) as the Purchaser may reasonably require to enforce any rights a Vendor may have against any person who is as at Completion is (or has previously been) an employee or contractor of a Vendor in connection with the Business where such rights relate to a breach by that employee or contractor (or previous employee or contractor) of a duty or obligation relating to confidentiality or restraint (or a similar duty or obligation) the breach of which may have an adverse effect on the Business.

Business Acquisition Agreement

(b)	Clause 11.10(d) applies to any such action, with appropriate amendments to make it applicable to this clause.

12.	Contracts

12.1	Performance of Contracts

(a)	The Vendors are responsible for complying with all of their obligations under each Contract in respect of the period up to and including the Completion Date and the Vendors indemnify the Purchaser against all Liabilities arising out of or in relation to the non-payment, non-observance or non-performance of any obligations arising under or in respect of each Contract properly referable to that period; and

(b)	The Purchaser is responsible for complying with all of the obligations under each Contract in respect of the period after the Completion Date and the Purchaser indemnifies the Vendors against all Liabilities arising out of or in relation to the non-payment, non-observance or non-performance of any obligations arising under or in respect of each Contract properly referable to that period.

12.2	Transfer of benefit of contracts

(a)	In the period from the date of this Agreement up to and including the Completion Date and for a reasonable period (being not less than 3 months) after the Completion Date each Vendor must use its best efforts to assist the Purchaser to obtain an assignment or novation of each Contract to the Purchaser or a renegotiation of such Contract direct between the Purchaser and the relevant counterparty in each case on terms consistent with the apportionment of liability set out in clause 12.1 and otherwise on such terms as the Purchaser may reasonably request;

(b)	Pending any such assignment, novation or renegotiation each Vendor:

(i)	must ensure that the Purchaser has the full benefit of each Contract;

(ii)	must account to the Purchaser for all monies received under or in respect of each Contract which is referable to any period after the Completion Date;

(iii)	without limiting the generality of the foregoing, must refer all queries, opportunities and orders under each Contract to the Purchaser; and

(iv)	save as set out above, must not do anything under any Contract except at the request of the Purchaser.

Business Acquisition Agreement

13.	Non-competition

13.1	Vendors not to compete

In consideration of the terms of this Agreement and the payment by the Purchaser of the additional sum of $1.00 to each of the Vendors and the Guarantor (receipt of which is acknowledged upon execution of this Agreement) and for the sole purpose of protecting the Purchaser in respect of the goodwill of the Business, each Vendor and the Guarantor undertakes to the Purchaser that neither it nor any of its Related Bodies Corporate will during the Restraint Period and in the Restraint Area, do any one or more of the following:

(a)	be engaged, concerned or interested in or carry on (whether on its own account or as a member, shareholder, consultant, agent, beneficiary, trustee or otherwise in any enterprise, corporation, firm, trust, joint venture or syndicate which is engaged, concerned or interested in or carries on) any business the same as or in direct competition with the Restricted Business as conducted by the Vendors at Completion;

(b)	on its own account or for any person, enterprise, firm, trust, joint venture or syndicate entice away from the Purchaser any employee of the Business;

(c)	by its employees or agents or by circulars, letters or advertisements whether on its own account or for any other person, enterprise, firm, trust, joint venture or syndicate interfere with the Business or divulge to any person any information concerning the Business or the Purchaser or any of their respective dealings, transactions or affairs; or

(d)	use the Business Names in connection with or for the purposes of any business or enterprise,

except that the foregoing will not restrict the Vendors , the Guarantor nor any of their Related Bodies Corporate from either holding or acquiring (either directly or indirectly) in aggregate not more than 10% of the issued ordinary shares in the capital of any body corporate listed on ASX Ltd.

13.2	Definitions

In this clause 13:

(a)	Restraint Area means each of the following areas separately:

(i)	Victoria;

(ii)	New South Wales;

(iii)	Queensland;

(iv)	South Australia;

(v)	Western Australia;

(vi)	Tasmania;

(vii)	Northern Territory;

(viii)	Australian Capital Territory; and

(ix)	Commonwealth of Australia.

(b)	Restraint Period means each of the following periods separately:

Business Acquisition Agreement

(i)	the period of 3 years commencing on Completion;

(ii)	the period of 2 years commencing on Completion; and

(iii)	the period of one year commencing on Completion.

13.3	Non-competition restraints independent and reasonable

(a)	The Vendors and the Guarantor acknowledge that each of the prohibitions and restrictions contained in the provisions of clauses 13.1 and 13.2:

(i)	must be read and construed and will have effect as a separate, severable and independent prohibition or restriction (namely the prohibitions and restrictions set out in clauses 13.1 and 13.2 arising from the different combinations of each activity restrained or prohibited under clause 13.1 with each Restraint Period and each Restraint Area set out in clause 13.2) and will be enforceable accordingly even though they are cumulative in effect;

(ii)	is reasonable as to period, territorial limitation and subject matter; and

(iii)	confers a benefit on the Purchaser which is no more than that which is reasonably and necessarily required by the Purchaser for the maintenance and protection of the goodwill sold to the Purchaser under this Agreement;

(b)	However, for the avoidance of doubt, if any of the separate and independent covenants or restrictions set out in this clause 13 is or becomes invalid or unenforceable for any reason:

(i)	if the covenant or restriction in question would be valid or enforceable if any activity was deleted or the area or time was reduced, then the clause must be read down by deleting that activity or reducing that period or area, to the minimum extent necessary to achieve that result; and

(ii)	subject to clause 13.3(b)(i), the invalid or unenforceable provision will be treated as severed from this Agreement without affecting the operation or interpretation of any other provision of this Agreement.

13.4	Specific acknowledgement by the parties

The Vendors and the Guarantor also acknowledge and agree that any breach of any of the prohibitions and restrictions on their part in this clause 13 may not adequately be compensated by an award of damages and any breach by the Vendors or the Guarantor of any of those prohibitions and restrictions will entitle the Purchaser, in addition to any other remedies available at law or in equity, to seek an injunction to restrain the committal of any breach (or continuing breach) of any of those prohibitions or restrictions.

14.	Purchaser Warranties and Guarantor Warranties

14.1	Purchaser Warranties

The Purchaser represents and warrants to the Vendors that, as at the date of this Agreement and at Completion, each of the Purchaser Warranties is correct.

Business Acquisition Agreement

14.2	Guarantor Warranties

The Guarantor represents and warrants to the Purchaser that, as at the date of this Agreement and at Completion, each of the Guarantor Warranties is correct.

14.3	Continued operation

The Purchaser Warranties and each of the Guarantor Warranties will remain in full force and effect after the Completion Date despite Completion.

15.	Books and Records

All Business Records will become the property of the Purchaser at Completion except where they are required by law to be kept by the Vendors. As from Completion, each party must allow each other party to have access at all reasonable times to the Business Records and to take extracts from or copies of them.

16.	Confidentiality

16.1	Confidentiality

Subject to clauses 16.4 and 16.5, each party must keep the terms of this Agreement confidential.

16.2	Purchaser’s investigation

Subject to clauses 16.4 and 16.5, any confidential information obtained by the Purchaser in connection with the Business must be kept confidential:

(a)	until the Completion Date; and

(b)	after the Completion Date, if Completion does not occur.

16.3	Following Completion

Subject to clause 16.4, the Vendors and the Guarantor must keep confidential all Confidential Information known to them or coming into their possession as a result of their involvement with the Business (whether before or after the date of this Agreement) or the exercise of any of their rights under this Agreement and not disclose the same to any person except for the purpose of implementing this transaction (and then subject to the same obligations of confidentiality) and not use the same for its own benefit.

16.4	Exceptions

A party may make any disclosures in relation to this Agreement as it thinks necessary to:

(a)	its professional advisers, insurers, bankers, financial advisers and financiers, if those persons undertake to keep information disclosed confidential;

(b)	comply with any applicable law or requirement of any Governmental Agency; or

(c)	any of its employees to whom it is necessary to disclose the information if that employee undertakes to keep the information confidential.

Business Acquisition Agreement

16.5	Public announcements

Except as required by law or the rules of any stock exchange, all press releases and other public announcements relating in any way to the execution of this Agreement must be in terms agreed by the parties. Nothing in this Agreement in any way restricts the Purchaser from complying with its continuous disclosure obligations under the ASX Limited Listing Rules or the Corporations Act or from providing after Completion briefings to analysts and the investment community in connection with the Business.

16.6	Confidentiality agreement unaffected

Subject to clauses 16.4 and 16.5, nothing in this clause will limit or otherwise affect the terms of any separate agreements (including the Confidentiality Agreement) entered into by the Purchaser to keep confidential the confidential information of the Vendor or the Business.

17.	Remedies

17.1	Right to terminate

If Completion does not occur on the Completion Date due to a failure by the Purchaser to fulfil its obligations under this Agreement, the Vendors may give written notice to the Purchaser of their intention to terminate this Agreement. If Completion does not occur within ten Business Days after the notice is given then, upon the giving of a further written notice by the Vendors, this Agreement will terminate.

If Completion does not occur on the Completion Date due to a failure by the Vendors to fulfil their obligations under this Agreement, the Purchaser may give written notice to the Vendors of its intention to terminate this Agreement. If Completion does not occur within ten Business Days after the notice is given then, upon the giving of a further written notice by the Purchaser, this Agreement will terminate.

17.2	Termination remedies

If this Agreement terminates under clause 17.1, then in addition to any other rights provided by law or this clause 17:

(a)	each party is released from its obligations under this Agreement except those imposing obligations of confidentiality; and

(b)	each party retains the rights it has against any other party in respect of any past breach.

17.3	Other remedies of the Vendors

(a)	If the Purchaser fails to comply with any term of this Agreement, without limiting the remedies available to the Vendors at law or in equity or under clause 17.1, the Vendors may sue the Purchaser for breach, and if this Agreement is terminated under clause 17.1 by the Vendors due to the failure to comply, the Vendors may also, without further notice to the Purchaser, resell the Assets or any of them by any means the Vendors determine and claim and recover from the Purchaser any amount by which the proceeds of such sale (less all incidental expenses) is less than the Estimated Purchase Price or Purchase Price (as the case may be) (including interest on the Estimated Purchase Price or the Purchase Price (as the case may be) calculated in accordance with clause 1.5).

Business Acquisition Agreement

(b)	Nothing in this clause 17 limits the duty of the Vendors and the Guarantor to mitigate their loss. Subject to clauses 4.9 and 17.1, the sole remedy of the Purchaser for a failure by the Vendors to comply with this Agreement is damages. The Purchaser is not entitled to terminate this Agreement except in accordance with clauses 4.9 and 17.1.

17.4	Failure of other party

A party that is in breach of this Agreement will be taken not to be in breach of this Agreement to the extent that the breach arises or subsists solely because of the failure of the other party to perform one or more of its obligations under this Agreement.

18.	Costs and Stamp Duty

Each party must bear its own costs arising out of the negotiation, preparation and execution of this Agreement. All stamp duty (including fines, penalties and interest) that may be payable on or in connection with this Agreement, any transaction evidenced by this Agreement and any instrument or transaction entered into under this Agreement must be borne by the Purchaser.

19.	GST

19.1	Supply of a going concern

(a)	The parties agree that the supply of the Assets pursuant to this Agreement is the supply of a going concern for the purposes of sub-division 38-J of the GST Act.

(b)	The Purchaser warrants that it is Registered.

(c)	If, despite clause 19.1(a) the supply of all or any part of the Assets is not the supply of a going concern for GST purposes and is a Taxable Supply:

(i)	the party providing the Consideration for that Taxable Supply must also pay the GST Amount as additional Consideration;

(ii)	in addition to any amount payable under clause 19.1(c)(i) the Purchaser must pay to the Vendor all interest, fines, penalties, charges, and additional amounts payable as a result of the supply being incorrectly treated in whole or in part as the supply of a going concern or as a result of the GST payable on the supply being paid late or as a result of the GST Amount being paid late;

(iii)	the Purchasermust pay to the Vendor the amounts payable by the Purchaser pursuant to this clause upon demand and provision of a Tax Invoice for the amount in question; and

(iv)	it will not be a defence to any claim against the Purchaser pursuant to this clause that the Vendor has failed to mitigate the Vendor’s damages by paying an amount of GST when it fell due under the GST Law.

Business Acquisition Agreement

19.2	GST to be added to amounts payable

If GST is payable on a Taxable Supply made under, by reference to or in connection with this Agreement, other than a Taxable Supply subject to clause 19.1, the party providing the Consideration for that Taxable Supply must also pay the GST Amount as additional Consideration. This clause does not apply to the extent that the Consideration for the Taxable Supply is expressly agreed to be GST inclusive. No payment of the GST Amount is required until the supplier has provided a Tax Invoice or Adjustment Note as the case may be to the recipient.

19.3	Liability net of GST

Any reference in the calculation of Consideration or of any indemnity, reimbursement or similar amount to a cost, expense or other liability incurred by a party, must exclude the amount of any Input Tax Credit entitlement of that party in relation to the relevant cost, expense or other liability.

19.4	GST obligations to survive termination

This clause 19 will continue to apply after expiration or termination of this Agreement.

20.	No Merger

The rights and obligations of the parties will not merge on the completion of any transaction contemplated by this Agreement. They will survive the execution and delivery of any assignment or other document entered into for the purpose of implementing a transaction.

21.	Assignment

This Agreement is binding upon and enures for the benefit of each party’s successors and permitted substitutes and permitted assigns but no party can assign, charge, encumber or otherwise deal with any rights and obligations under this Agreement, or attempt or purport to do so, without the prior written consent of the other party.

22.	Further Assurances

Each party must do anything (including executing agreements and documents) necessary to give full effect to this Agreement and the transactions contemplated by it.

23.	Entire Agreement

This Agreement contains the entire agreement between the parties with respect to its subject matter. It sets out the only conduct relied on by the parties and supersedes all earlier conduct and prior agreements and understandings between the parties in connection with its subject matter.

Business Acquisition Agreement

24.	No Waiver

No failure to exercise nor any delay in exercising any right, power or remedy under this Agreement operates as a waiver. A single or partial exercise or waiver of the exercise of any right, power or remedy does not preclude any other or further exercise of that or any other right, power or remedy. A waiver is not valid or binding on the party granting that waiver unless made in writing.

25.	Notices

Any notice, demand, consent or other communication (a Notice) given or made under this Agreement:

(a)	must be in writing and signed by the sender or a person duly authorised by the sender;

(b)	must be addressed and delivered to the intended recipient at the address or fax number below or the address or fax number last notified by the intended recipient to the sender after the date of this Agreement:

(i)	to each Vendor:	Level 19
45 Clarence Street
Sydney NSW 2000
Attention: Matthew Warburton
Fax No: +61 2 9233 8266;
(ii)	to the Purchaser:	850 Whitehorse Road
Box Hill VIC 3128
Attention: Ken Bieg
Fax No: +61 3 9924 2468
(iii)	to the Guarantor:	Level 19
45 Clarence Street
Sydney NSW 2000
Attention: Matthew Warburton
Fax No: +61 2 9233 8266.

(c)	will be taken to be duly given or made when delivered, received or left at the above fax number or address. If delivery or receipt occurs on a day that is not a business day in the place to which the Notice is sent or is later than 4pm (local time) at that place, it will be taken to have been duly given or made at the commencement of business on the next business day in that place.

Business Acquisition Agreement

26.	Governing Law and Jurisdiction

This Agreement is governed by the laws of New South Wales. Each party submits to the jurisdiction of courts exercising jurisdiction there, and waives any right to claim that those courts are an inconvenient forum.

27.	Guarantee

27.1	Guarantee and Indemnity

(a)	In consideration of the Purchaser entering into this Agreement at the request of the Guarantor, the Guarantor unconditionally and irrevocably guarantees to the Purchaser on demand the due and punctual performance by the Vendors of all their obligations under this Agreement.

(b)	As a separate covenant, the Guarantor must indemnify the Purchaser against all losses, damages, costs, charges and expenses whatsoever (including legal costs on a full indemnity basis) which the Purchaser may incur by reason of or arising in any way out of any default by a Vendor in the performance of any of its obligations under this Agreement or by reason of any of the obligations of a Vendor under this Agreement being for any reason unenforceable against that Vendor or due to the failure of this Agreement otherwise than due to the default of the Purchaser.

27.2	Liability unaffected by other events

The Liability of the Guarantor under this clause is not affected by any act, omission or thing which, but for this provision, might in any way operate to release or otherwise exonerate or discharge the Guarantor from any of its obligations including (without limitation) the grant to any Vendor or any other person of any time, waiver or other indulgence, or the discharge or release of a Vendor or any other person from any obligation.

27.3	Continuing guarantee and indemnity

This clause:

(a)	extends to cover this Agreement as amended, varied or replaced, whether with or without the consent of the Guarantor; and

(b)	is a continuing guarantee and indemnity and, despite Completion or termination of this Agreement, remains in full force and effect for so long as the Vendors have any liability or obligation to the Purchaser under this Agreement and until all of those liabilities or obligations have been fully discharged.

27.4	Purchaser not required to first take action against a Vendor

The Guarantor will be liable for any default by a Vendor without the Purchaser first being required to take any steps or proceedings against that Vendor in respect of its default.

27.5	Reimbursement by Guarantor

The Guarantor shall also be liable to reimburse the Purchaser for any monies which the Purchaser may have to pay to any liquidator, provisional liquidator, receiver or manager (or any similar person) of a Vendor in response to any claim by such liquidator, provisional liquidator, receiver or manager (or other person) for payment to him of any monies received by the Purchaser from a Vendor pursuant to or in relation to this Agreement.

Business Acquisition Agreement

27.6	Principal obligation of surety

The liability of the Guarantor under this clause shall be a principal obligation not merely a surety.

28.	Counterparts

This Agreement may be executed in any number of counterparts. All counterparts together will be taken to constitute one instrument.

29.	Personal Liability

The parties agree that (subject to clause 11.12):

(a)	no employee of any Vendor will bear any Liability to the Purchaser in respect of this Agreement or the transactions contemplated by this Agreement, other than for an act of fraud by that person;

(b)	no existing or former director or officer of any Vendor and no current adviser of any Vendor advising in its capacity as such in relation to the transactions contemplated by this Agreement, will be liable to the Purchaser in respect of any act, matter or thing which occurred before, at or after Completion, other than an act of fraud by that person;

(c)	references to the Vendors and Purchaser in clauses 29(a) and 29(b) included their respective Related Bodies Corporate (if any); and

(d)	the persons referred to in clauses 29(a) and 29(b) are entitled to the benefit of this clause 29 and the Vendors hold such benefit on trust for those persons and the Vendor is entitled to enforce this clause 29 on behalf of those persons.

Business Acquisition Agreement

Schedule 5

Warranties

A.	VENDOR WARRANTIES

Incorporation and Existence

1.	Each Vendor is duly incorporated and validly exists under the law of its place of incorporation.

2.	Each Vendor has full corporate power and authority to own the Assets and carry on the Business as it is being conducted.

3.	Each Vendor is not insolvent and no receiver or manager has been appointed over any part of its assets and no such appointment has been threatened.

4.	Each Vendor is not in liquidation and no proceedings have been brought or threatened for the purpose of winding up either Vendor or placing either Vendor under any form of external administration.

5.	To the best of each Vendor’s knowledge and belief, there are no facts, matters or circumstances which give any person the right to apply to liquidate or wind up either Vendor or to place either Vendor under any form of external administration.

6.	No administrator has been appointed to any Vendor nor has any deed of company arrangement been executed or proposed in respect of either Vendor.

Authority

7.	The execution and delivery of this Agreement has been properly authorised by all necessary corporate action of each Vendor.

8.	Each Vendor has full corporate power and lawful authority to execute and deliver this Agreement and to consummate and perform or cause to be performed its obligations under this Agreement and each transaction contemplated by this Agreement to be performed by that Vendor.

9.	This Agreement constitutes a legal, valid and binding obligation of each Vendor enforceable in accordance with its terms by appropriate legal remedy.

10.	The execution, delivery and performance by each Vendor of this Agreement and each transaction contemplated by this Agreement does not or will not (with or without the lapse of time, the giving of notice or both) contravene, conflict with or result in a breach of or default under:

(a)	any provision of the constitution of either Vendor;

(b)	any material term or provision of any security arrangement, undertaking, agreement or deed affecting either Vendor; or

(c)	any writ, order or injunction, judgment, or law to which it is a party or is subject or by which it is bound.

Business Acquisition Agreement

Title

11.	Each Vendor has not granted any option or right of pre-emption in respect of any of the Assets to any other person and each Vendor will at Completion be able to transfer title to all of the Assets to the Purchaser without first obtaining the consent of any other person.

12.	The Vendors are able to and shall on Completion transfer the Business and all of the Assets to the Purchaser as beneficial owner free from any Security Interests.

Financial Position and Conduct of Business

13.	The Estimated Completion Statement was prepared in accordance with the generally accepted accounting principles and the requirements of the Accounting Standards applied on a consistent basis and fully and accurately sets out the Assumed Liabilities as at the date of that statement .

14.	The Accounts have been prepared in accordance with the generally accepted accounting principles and the requirements of the Accounting Standards applied on a consistent basis and give a true and fair view of the affairs and financial position and assets and Liabilities of the Business (and the Vendors in connection with the Business) and of the income, expenses and results of operations of the Business for the periods and as the dates to which they respectively relate and, except as specifically set out in the Accounts, are not affected by any unusual , abnormal, extraordinary or non-recurring item.

15.	The Estimated Completion Statement fully and accurately sets out the Assumed Liabilities as at the date of the statement.

16.	Since the date of the latest of the Accounts, the Vendors have carried on the Business in the ordinary and usual course and:

(a)	unless otherwise disclosed:

(i)	there has been no material adverse change in the trading position or profitability of the Business;

(ii)	no regular or important customer or supplier has ceased, or substantially reduced the volume of, its business with the Vendors in relation to the Business and to the best of each Vendor’s knowledge and belief, no such customer or supplier will cease, or substantially reduce the volume of, its business as a result of the execution of this Agreement or Completion;

(iii)	there has not been any liability or obligation incurred otherwise than in the ordinary and usual course of business;

(iv)	there has not been incurred or agreed to be incurred any operational expense which is of an unusual or non-recurring nature or abnormal amount having regard to the customary business practices applicable to the industries in which the Business is operated and which would have a material adverse effect on the Business;

(v)	there has not been a change in the operation of the Business other than in the manner consistent with the ordinary course of business prior to the preparation of such Accounts.

Business Acquisition Agreement

(b)	the Vendors have not suffered any event, circumstance, fact or occurrence or taken or failed to take any action where such occurrence, action or failure would reasonably be expected to have a material adverse effect on the Business.

(c)	there has not been any agreement or commitment by either Vendor to do any of the above.

17.	To the best of each Vendor’s knowledge and belief, there is no reason why the Purchaser immediately after the Completion Date will not be able to carry on the Business in substantially the same way as it has been carried on prior to the Completion Date and there is no abnormal factor materially and adversely affecting the Business.

18.	The Business is carried on solely by the Vendors and no part of it has been sub-contracted to any third party or is carried on under the agreement or consent of any third party (other than as reflected in the Contracts).

Assets

19.	The Assets are all of the material assets (other than cash and debtors):

(a)	used by the Vendors in connection with the Business; and

(b)	needed to conduct the Business in substantially the manner in which it was conducted for the 12 months before the date of this Agreement.

20.	All tangible Assets are in good condition and proper working order and in each case is capable of being operated fully and efficiently and safely for the purpose for which it was acquired and has been maintained in accordance with prudent business practice and (where applicable) manufacturers’ recommended maintenance procedures.

21.	Each Vendor will use its reasonable endeavours to ensure that all warranties and guarantees (whether of manufacturers, wholesalers, retailers, repairers or otherwise) existing in relation to the Assets are assigned to the Purchaser or that the Purchaser receives the benefit of them.

22.	Each Asset is located at the Leasehold Property.

Contracts

23.	All material Contracts have been identified to the Purchaser and their terms and conditions are fully set out in the Data Room Documentation and :

(a)	the Vendors have not done or permitted to be done anything that would be likely to cause any of these material Contracts to be terminated;

(b)	there has been no failure by the Vendors to comply with an obligation under a Contract that would have a material adverse effect on the Business or the Assets; and

(c)	no party to any of those material Contracts is in material breach of or material default under a Contract, or would be in material breach or material default but for a requirement of notice or lapse of time or both.

24.	In relation to all Contracts:

(a)	All Contracts with Clients are either on the Vendors’ standard terms and conditions as disclosed to the Purchaser in the Data Room Documentation or in the form of written contracts all of which are contained in the Data Room Documentation;

Business Acquisition Agreement

(b)	There are no other Contracts which cannot be terminated without breach or payment of compensation by giving not more than one month’s notice,

(c)	There are no material Contracts with suppliers to the Business or otherwise other than the Contracts with Clients .

Intellectual Property

25.	Details of all registered Intellectual Property (and applications for any such registration) owned by the Vendors has been disclosed to the Purchaser in the Data Room Documentation and the Vendors do not own, use or require in the Business any other Intellectual Property other than any copyright owned by the Vendors (and other than the Excluded Intellectual Property).

26.	In respect of the Intellectual Property owned by the Vendors, the Vendors are the sole legal and beneficial owner of all of the Intellectual Property referred to in warranty 25 above free and clear of any restrictions, liens, charges and encumbrances and other Security Interests and the Vendors are free to assign that Intellectual Property to the Purchaser without any such restrictions, liens, charges and encumbrances and other Security Interests.

27.	None of the Intellectual Property owned by the Vendors is currently or in the past three years has been the subject of any dispute, challenge, litigation, or opposition proceedings and the Vendors have not received written notice of the threat of any such claim.

28.	Each Vendor has not disclosed any material confidential information, or Know-how relating to the Business except:

(a)	in the ordinary and proper course of business of the Vendor, on receipt of an undertaking to keep the information confidential; or

(b)	in respect of the negotiations for sale of the Assets to the Purchaser, on receipt of an undertaking to keep the information confidential; or

(c)	where such disclosure did not have and would not be likely to have a material adverse effect on the Business.

29.	The Vendors do not use or require in the Business any business names, trademarks, service marks, trade names, copyright, patents, patent applications, confidential information or other Intellectual Property Rights other than the Intellectual Property forming part of the Assets being transferred to the Purchaser under this Agreement and other than the Excluded Intellectual Property. No person has any licences or rights of any form over any of the Intellectual Property.

30.	There are no royalties, licence fees or other similar fees payable by the Vendors in connection with the use of any Intellectual Property by the Vendors and no other person has any right or interest in the Intellectual Property. The use of the Intellectual Property Rights does not infringe the rights of any third person and neither of the Vendors is aware of any allegation of any such infringement by any third person.

Employees

31.	There is no industrial dispute affecting the Employees.

32.	The Data Room Documentation fully disclose and set out all terms and conditions of employment of all Employees and all terms and conditions of engagement of all contractors engaged by the Vendors in connection with the Business as at the date of this Agreement and contain a copy of all collective bargaining agreements to which each Vendor is a party with any trade union or similar organisation and which apply to any of the Employees and all written employment agreements between each Vendor and any Employee and identify all awards and other industrial instruments which are relevant to the employment of any Employee or the engagement of any contractor by the Vendors in connection with the Business.

Business Acquisition Agreement

33.	Each Vendor has fully complied with all of its legal or contractual obligations concerning the employment of any of the Employees.

34.	Other than in respect of a limited number of Employees who receive salary continuance insurance and life insurance in connection with their superannuation fund (AMP Recruitment Super), Schedule 2 sets out full details of the salary benefits and other employment terms and conditions and all Employee Entitlements of the Employees as at 31 August 2007 and all such details are complete and accurate as at that date.

35.	The Employees are or (in the case of past employees of the Vendors in connection with the Business) were lawfully employed by the Vendors in the Business and there is no outstanding claim, demand, dispute, litigation, arbitration or prosecution affecting the Vendors relating to any such employment.

36.	All Employee Entitlements owing to any Employee as at Completion has been paid in full prior to Completion and there are no outstanding payments or Liabilities owing to or in respect of any past employee, contractor or other person by the Vendors in connection with the Business.

37.	There are no Employee Entitlements whatsoever accrued or owing to or in respect of any Contract Employee as at Completion.

38.	All Contract Employees are casual Employees.

39.	The Vendors are not in breach of any legal, contractual or other obligation (including the provisions or terms of any award, certified agreement, enterprise bargaining agreement, Australian Workplace Agreement or other industrial instrument or any contract or terms of employment or engagement) in respect of any Employee or contractor or any past employee or contractor of the Vendors in connection with the Business.

Superannuation

40.	Each Vendor is not liable to pay any annuity, superannuation benefit or pension in respect of the death, disability, retirement, resignation or dismissal of any Employee other than contributions to the Vendors’ Superannuation Fund or the Employee’s chosen superannuation fund which have been fully disclosed to the Purchaser in the Data Room Documentation.

41.	There are no outstanding and unpaid contributions on the part of the Vendors with respect to the Vendors Superannuation Fund or an Employee’s chosen superannuation fund and the Vendors do not have any liability for a superannuation guarantee charge in respect of any Employee or any contractor of the Vendors in connection with the Business.

Leasehold Property

42.	The Vendors do not have any interest in land used in connection with the Business except for the Leasehold Property.

Business Acquisition Agreement

43.	The Vendors have exclusive occupation and quiet enjoyment of the Leasehold Property.

44.	There is no event, circumstance or dispute (whether actual, threatened or anticipated) which might reasonably be expected to adversely affect the exclusive occupation and quiet enjoyment of the Leasehold Property by the Purchaser.

45.	The Vendors enjoy the benefits of all easements, rights, interests and privileges necessary or appropriate for the carrying on of the Business at the Leasehold Property.

46.	All buildings and other improvements at the Leasehold Property, conform in all material respects to and are being used in material conformance with all applicable ordinances and regulations and building, zoning, environmental, health and other Laws.

47.	To the best of the Vendor’s knowledge and belief, there is:

(a)	no action contemplated, pending or threatened to change the planning, zoning or other ordinances affecting any of the Leasehold Property;

(b)	any pending or threatened condemnation of the Leasehold Property;

(c)	no written notice from local or other competent authorities or from any third person adversely affecting or which might reasonably be expected to adversely affect the use of the Leasehold Property or any part of them has been received; and

(d)	no proposals made or intended to be made by any local or other competent authority concerning the compulsory acquisition of the whole or any part of the Leasehold Property or which might reasonably be expected to adversely affect the use of the Leasehold Property or any part of them.

48.	The Vendors have provided the Purchaser with accurate copies of each Lease.

49.	Each Lease is valid and binding and the Vendors are not in material default under or in material breach of any material term of any Lease.

50.	The Vendors have not granted any leases, sub-leases or licences of any Leasehold Property.

51.	The use of the Leasehold Property for the carrying on of the Business is in material compliance with all applicable laws and the use of the Leasehold Property is permitted under the relevant planning laws and there have been no material contraventions of those laws or any applicable permit.

52.	The use of the Leasehold Property is permitted under each Lease. The Vendors have paid all rent, outgoings and other amounts they are required to pay under each Lease.

53.	The Leases have not been amended or modified from that disclosed to the Purchaser and no Lease is liable to forfeiture or termination.

Environment

54.	No act or omission has occurred and, to the best of each Vendor’s knowledge and belief, there is no circumstance relating to the Business which has given rise or may give rise to:

(a)	a material action or claim; or

(b)	a requirement of material expenditure or a cessation or substantial alteration to the way in which the Business is conducted,

Business Acquisition Agreement

under an environmental law.

55.	The Leasehold Property is not subject to contamination and neither of the Vendors is aware of any environmental issues at the Leasehold Property which may affect the tenancy of the Vendors, the Business or the safety of any persons.

56.	The Vendors have not received written notice of any action or claim in relation to the Business or the activities or omissions of the Vendors in respect of the Business by any person alleging liability (including, without limitation, potential liability for property damage or personal injury) arising out of, based on, or resulting from, the presence or release into the environment of contamination or pollution and to the best of each Vendor’s knowledge and belief, there are no past or present acts, omissions or circumstances in relation to the Business or the activities or omissions of the Vendors in respect of the Business which are likely to form the basis of such a claim.

Approvals

57.	The approvals disclosed in the Data Room are all of the permits, licences, consents and other authorisations required to conduct the Business.

58.	No failure by a Vendor to comply with the conditions under the approvals disclosed in the Data Room has had a material adverse effect on the Business or the Assets or, to the best of the Vendors’ knowledge and belief is likely to have a material adverse effect on the Business or the Assets.

59.	The Vendors:

(a)	have not done or permitted to be done anything that would be likely to cause any of the approvals disclosed in the Data Room to be terminated.

(b)	No party to any of the approvals disclosed in the Data Room has given written notice to the Vendors of any matter that would be likely to cause any of the approvals to be terminated.

Legislative Requirements

60.	The Vendors have complied in all material respects with all Laws relating to the conduct of the Business.

Litigation

61.	There is no litigation, prosecution, mediation, arbitration or other proceeding in respect of the Business or any Assets and other than debt recovery matters by the Vendors or workers’ compensation matters which have been fully disclosed to the Purchaser prior to the date of this Agreement, the Vendors are not involved in any current civil, criminal or arbitration proceedings relating in any way to the Business. There are no Employees who are subject to any workers compensation or WorkCover claim who are not able to make a full return to work on their normal duties within one month of the date of the relevant incident which caused such claim save as disclosed in Schedule 11 (or as may be disclosed to the Purchaser prior to the Completion Date in respect of injuries that may occur between date of this Agreement and the Completion Date).

62.	Other than as disclosed, there are no claims, demands, investigations or disputes in respect of the Business or any of the Assets which are likely to have a material adverse effect on the Business, nor are there any disputes, investigations, claims or demands in respect of the Business or any of the Assets which are likely to give rise to litigation, prosecution, mediation, arbitration or other proceedings and which may have a material adverse effect on the Business.

Business Acquisition Agreement

63.	To the best of each Vendor’s knowledge and belief, no person for whose acts or defaults the Vendors may be vicariously liable is involved in any current civil, criminal or arbitration proceedings relating in any way to the Business and which may have a material adverse effect on the Business.

Insurance

64.	The insurance cover relating to the Business disclosed to the Purchaser is current and in force and no fact or circumstance exists that would render any such insurance void or unenforceable in any material respect.

65.	All risks, whether in relation to damage to property (including the Assets), personal injury, product liability , public liability, professional indemnity, workers compensation or otherwise are adequately insured for amounts which would be maintained in accordance with prudent business practice and in accordance with the requirements of all Contracts. There is no fact or circumstance that is known or should reasonably have been known to the Vendors which would lead to any of the contracts of insurance which cover those risks being prejudiced.

Business Records

66.	All proper and necessary Business Records:

(a)	have been maintained by the Vendors;

(b)	are in the possession or under the custody or control of the Vendors; and

(c)	contain information which is complete, accurate and up to date in all material respects on all matters required to be dealt with in accordance with Australian Law and generally accepted accounting principles.

Information

67.	All of the Data Room Documentation and all of the information set out in each of the Schedules to this Agreement is complete and accurate in all material respects. None of that information is misleading or deceptive in any material particular, whether by inclusion of misleading information or omission of information or both.

68.	All information concerning the Business and the Assets which the Vendors or any of their respective representatives has furnished to the Purchaser or its representatives prior to the execution of this Agreement is complete and accurate in all material respects and is not misleading or deceptive in any material respect and the Vendors have not recklessly withheld from the Purchaser any information concerning the Business or the Assets which might reasonably be supposed to be material to a purchaser for value of the Business in determining whether or not to purchase the Business or the price at which or the terms on which a purchaser would be prepared to purchase the Business or any of the Assets.

69.	To the best of each Vendor’s knowledge and belief, all information which is known to the Vendor relating to the Business which is material, has been disclosed and is true and accurate in all material respects.

Computer systems and software

70.	All the computers and computer systems owned or used by the Vendors in the Business:

Business Acquisition Agreement

(a)	are in good operating order;

(b)	are owned by and under the sole control of the Vendors, are located in the Leasehold Property occupied by the Vendors and are not shared with or used by or on behalf of or accessible to any other person;

B.	PURCHASER WARRANTIES

The Purchaser

1.	The Purchaser is duly incorporated and validly exists under the law of its place of incorporation.

2.	The Purchaser is not insolvent and no receiver or manager has been appointed over any part of its assets and no such appointment has been threatened.

3.	The Purchaser is not in liquidation and no proceedings have been brought or threatened for the purpose of winding up the Purchaser or placing it under any form of external administration.

4.	To the best of the knowledge, information and belief of the Purchaser, there are no facts, matters or circumstances which give any person the right to apply to liquidate or wind up the Purchaser or place the Purchaser under any form of external administration.

Due Authorisation

5.	The execution and delivery of this Agreement has been properly authorised by all necessary corporate action of the Purchaser.

6.	The Purchaser has full corporate power and lawful authority to execute and deliver this Agreement and to consummate and perform or cause to be performed its obligations under this Agreement and each transaction contemplated by this Agreement to be performed by it.

7.	This Agreement constitutes a legal, valid and binding obligation of the Purchaser enforceable in accordance with its terms by appropriate legal remedy.

8.	The execution, delivery and performance by the Purchaser of this Agreement and each transaction contemplated by this Agreement does not or will not (with or without the lapse of time, the giving of notice or both) contravene, conflict with or result in a breach of or default under:

(a)	any provision of the constitution of the Purchaser;

(b)	any material term or provision of any security arrangement, undertaking, agreement or deed affecting the Purchaser; or

(c)	any writ, order or injunction, judgment, law, rule or regulation to which it is a party or is subject or by which it is bound.

Privacy

9.	Without in any way limiting the Purchaser’s rights under clause 6.3, the Purchaser will only use any information contained in or extracted from the Candidate Database in a manner consistent with its obligations under the Privacy Act 1988 (Cth).

Business Acquisition Agreement

C.	GUARANTOR WARRANTIES

The Guarantor

1.	The Guarantor is duly incorporated and validly exists under the law of its place of incorporation.

2.	The Guarantor is not insolvent and no receiver or manager has been appointed over any part of its assets and no such appointment has been threatened.

3.	The Guarantor is not in liquidation and no proceedings have been brought or threatened for the purpose of winding up the Guarantor or placing it under any form of external administration.

4.	To the best of the knowledge, information and belief of the Guarantor, there are no facts, matters or circumstances which give any person the right to apply to liquidate or wind up the Guarantor or place the Guarantor under any form of external administration.

Due Authorisation

5.	The execution and delivery of this Agreement has been properly authorised by all necessary corporate action of the Guarantor.

6.	The Guarantor has full corporate power and lawful authority to execute and deliver this Agreement and to consummate and perform or cause to be performed its obligations under this Agreement and each transaction contemplated by this Agreement to be performed by it.

7.	This Agreement constitutes a legal, valid and binding obligation of the Guarantor, enforceable in accordance with its terms by appropriate legal remedy.

8.	The execution, delivery and performance by the Guarantor of this Agreement and each transaction contemplated by this Agreement does not or will not (with or without the lapse of time, the giving of notice or both) contravene, conflict with or result in a breach of or default under:

(a)	any provision of the constitution of the Guarantor;

(b)	any material term or provision of any security arrangement, undertaking, agreement or deed affecting the Guarantor; or

(c)	any writ, order or injunction, judgment, law, rule or regulation to which it is a party or is subject or by which it is bound.

Business Acquisition Agreement

Executed in Sydney.

Executed in accordance with section 127 of the
Corporations Act 2001 by Hudson Trade and
Industrial Services Pty Limited:
/s/ Gary Lazzarotto	/s/ Matthew Warburton

Director Signature	Director/Secretary Signature
Gary Lazzarotto	Matthew Warburton

Print Name	Print Name
Executed in accordance with section 127 of the
Corporations Act 2001 by Hudson Trade and
Industrial Solutions Pty Limited:
/s/ Gary Lazzarotto	/s/ Matthew Warburton

Director Signature	Director/Secretary Signature
Gary Lazzarotto	Matthew Warburton

Print Name	Print Name
Executed in accordance with section 127 of the
Corporations Act 2001 by Skilled Group Limited:
/s/ John Dixon	/s/ K.W. Bieg

Director Signature	Director/Secretary Signature
John Dixon	K.W. Bieg

Print Name	Print Name

Business Acquisition Agreement

Executed in accordance with section 127 of the
Corporations Act 2001 by Hudson Global Resources
(Aust) Pty Limited:
/s/ Gary Lazzarotto	/s/ Matthew Warburton

Director Signature	Director/Secretary Signature
Gary Lazzarotto	Matthew Warburton

Print Name	Print Name

Page 94